Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

This AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2009, between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Charles Oglesby, an individual resident of the State of Georgia (the “Executive”).

WHEREAS the Company and Executive entered in that certain Amended Employment Agreement (the “2007 Agreement”) effective as of May 4, 2007 and entered into an Amendment to the 2007 Agreement as of May 7, 2008;

WHEREAS, the Company and Executive now wish to amend and restate the 2007 Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. Employment. The Company hereby employs Executive, and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

SECTION 2. Term. The employment of Executive pursuant to the terms of this Agreement shall be effective as of May 4, 2007 (the “Effective Date”) and shall remain in effect until the third anniversary of the Effective Date (the “Initial Period”), provided that commencing on the third anniversary of the Effective Date and on each anniversary thereafter (a “Renewal Date”), this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Period”), unless either party gives notice of non-renewal at least 60 days prior to the next Renewal Date or unless terminated pursuant to Section 16. The period of time between the Effective Date and the termination of this Agreement pursuant to its terms is herein referred to as the “Term”.

SECTION 3. Duties and Extent of Service. (a) During the Term, Executive shall serve as Chief Executive Officer and President of the Company and, in addition, in such other executive capacity or capacities for the Company, as may be commensurate with Executive’s seniority and experience and as determined by the Company’s Board of Directors (the “Board”). During the Term, the Company shall use its reasonable best efforts to ensure that Executive is re-elected as a director of the Company, and Executive agrees to serve in such capacity without additional compensation.

(b) Executive shall report directly and exclusively to the Board and no other executive officer shall be appointed with authority over the business operations of the Company superior to that of Executive.

(c) Executive shall perform such services and duties for the Company as are customarily performed by an executive in Executive’s position at a business such as the Company’s business and as the Board may assign or delegate to him from time to time. Executive shall devote his full business knowledge, skill, time and reasonable best efforts exclusively to the performance of his duties for the Company and the promotion of its interests; provided, however, that Executive shall be entitled to (i) engage in civic and charitable activities, (ii) manage passive personal investments, and (iii) with the consent of the Board (which shall not be unreasonably withheld), serve on the board of directors of corporations not in competition with the Company; provided further that none of the foregoing activities shall, individually or in the aggregate, interfere with Executive’s ability to devote the requisite time and effort to the performance of his duties and responsibilities under this Agreement. Executive’s duties hereunder shall be performed at such place or places as the interests, needs, businesses or opportunities of the Company shall require, as the Board may determine from time to time. The Board may determine that Executive shall perform some or all of his duties primarily at the Company’s corporate headquarters, and the Company and Executive agree that any such determinations by the Board shall constitute a material term of Executive’s duties under this Agreement.

SECTION 4. Base Salary. During the Term, Executive shall be paid a base salary (the “Base Salary”) at a rate of $825,000 per annum, payable in arrears in equal monthly installments. On or before May 1, 2008 and annually thereafter, the Board shall review Executive’s Base Salary at the same time as the salaries of other members of the corporate office are reviewed and may increase (but not decrease) his then current Base Salary in its sole discretion.

SECTION 5. Incentive Compensation. (a) For the year 2007 and each year during the remainder of the Term, Executive shall be eligible to earn an annual bonus pursuant to the Company’s Key Executive Incentive Compensation Plan (or an applicable successor plan), on a calendar year basis, of 100% of his then current Base Salary (“Target Bonus”), and such additional amounts which may be payable under the Company’s incentive compensation plans as they may be maintained by the Company, in the Board’s discretion, from time to time, which amounts shall be payable if the Company achieves specified objectives (the “Targets”) established by the Compensation Committee no later than the 90th day of each such year. The Compensation Committee of the Board (the “Compensation Committee”) shall certify whether the relevant Targets have been achieved and, based on such certification, shall thereafter determine the actual bonus earned by Executive with respect to the year described in the preceding sentence no later than 30 days after delivery to the Board of audited financial statements for the Company for the relevant calendar year. Such Targets shall be substantially similar to those Targets established for purposes of computing annual bonuses for other corporate office senior executives. Executive’s annual bonus shall be paid in a lump sum cash payment no later than the fifteenth day of the third month following the tax year containing the last day of bonus performance period.

(b) For the year 2007 and each year during the remainder of the Term, Executive shall be eligible to participate in the equity and other long term incentive compensation plans as the Company shall maintain for the benefit of corporate office senior executives generally, on the terms and subject to the conditions set forth in such plans.

SECTION 6. Fringe Benefits. During the Term, Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation and other benefit plans as the Company shall maintain for the benefit of corporate office senior executives generally, on the terms and subject to the conditions set forth in such plans.

SECTION 7. Expenses; Vacation; Automobile; Relocation Assistance. Upon the receipt from Executive of expense vouchers and other documentation reasonably requested by the Company, the Company shall reimburse Executive promptly in accordance with the Company’s policies and procedures for all reasonable expenses incurred by Executive in connection with Executive’s duties and responsibilities hereunder. During the Term, Executive shall be entitled to an automobile allowance of $2,000 per month. Executive shall be entitled to four weeks paid vacation per year. During the first year of the Term, the Company shall provide Executive with the use of an apartment in the city in which the Company’s headquarters is then located if Executive shall need such use; the cost of such apartment shall not exceed the cost of the apartment currently maintained by the Company for the business use of its executives, unless any additional cost is approved by the Board. After the first year of the Term, the Company shall review its relocation assistance policies with respect to Executive if Executive shall then desire relocation assistance.

SECTION 8. Noncompete and Nonsolicitation. (a) During the Term and for two year thereafter, Executive shall not directly or indirectly (other than as an employee of or consultant to the Company) accept employment with, or render services to, any Competing Business (defined below) or solicit business on behalf of any Competing Business from any customers or clients of the Company or its affiliates.

(b) During the Term and for one year thereafter, Executive shall not directly or indirectly (other than as an employee of or consultant to the Company) solicit, recruit or hire any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive’s date of termination) or encourage any such employee to terminate employment with the Company.

(c) For purposes of this Agreement, “Competing Business” means any corporation, partnership, sole proprietorship or other entity that engages in activities or businesses within the United States that are substantially in competition with the Company or any of its controlled affiliates.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a Competing Business; provided, however, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a Competing Business.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenant shall not be deemed breached as a result of the ownership and operation by Executive of an automobile dealership after the termination of Executive’s employment with the Company if and only if (i) the Company shall never have owned such dealership or shall not be considering acquiring such dealership as of the date of Executive’s termination of employment, (ii) such dealership is not located within 50 miles of any dealership which is owned by the Company or which the Company is considering acquiring as of the date of Executive’s termination of employment, (iii) such dealership shall not employ any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive’s date of termination) and (iv) such ownership or operation does not violate any agreement between the Company and any manufacturer or distributor of motor vehicles or any policy of any such manufacturer or distributor.

(f) If a judicial determination is made that any of the provisions of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 8 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. Moreover, notwithstanding the fact that any provision of this Section 8 is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

(g) Executive agrees that the provisions of this Section 8 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

SECTION 9. Nondisclosure. (a) The parties hereto agree that during the course of his employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Company’s Confidential Information (defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company. Accordingly, Executive agrees to the nondisclosure covenants in this Section 9. Executive represents that his experience and capabilities are such that the provisions of Section 8 and this Section 9 will not prevent him from earning his livelihood. Executive agrees that he shall not (except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement. Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company or any affiliate, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.

(b) For purposes of this Agreement, “Confidential Information” shall mean all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products or services and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include any information that (i) at the time of Executive is made aware of such information, is generally available to the public, (ii) after Executive becomes aware of such information, becomes generally available to the public through no act or omission of Executive or (iii) is made available to Executive by a person (other than the Company, its affiliates or their respective directors or officers) who did not breach any confidentiality obligations to the Company or its affiliates in disclosing such information to Executive.

SECTION 10. Severance. (a) Subject to Section 11 and to Executive’s execution, delivery and non-revocation of a general release substantially in the form attached hereto as Exhibit “A” (the “Release”), if a Termination of Executive’s employment occurs at any time during the Term, (i) the Company shall continue to pay Executive compensation for the next twelve months on regular payroll dates at twice the rate of Base Salary in effect as of the date of Termination, such compensation totaling over the twelve month period two (2) times Executive’s Base Salary in effect as of the date of Termination, (ii) following the first anniversary of the date of Termination the Company shall pay Executive an amount equal to 200% of the Base Salary in effect as of the date of Termination, such amount to be paid in equal payments on regular payroll dates over the next twelve months and (iii) beginning on the date of Termination the Company shall pay Executive an amount equal to the Executive’s Base Salary in effect as of the date of Termination, multiplied by the percentage of the calendar year of the termination that has lapsed through the date of Termination, such amount to be paid in equal payments on regular payroll dates over the next twenty four months. The compensation payable under this subsection (a) shall be subject to any required tax withholding and shall not begin until the eighth day after Executive’s delivery of the executed Release to the Company provided that Executive shall have not previously revoked the Release. One half of each payment shall constitute “Severance Pay” and one half shall constitute “Covenant Pay. Notwithstanding any other provision of this Agreement, in no event shall the payments provided for in this Section 10(a) exceed an amount equal to 250% of the sum of the Executive’s Base Salary and Target Bonus in effect as of the date of Termination.

(b) Subject to Executive’s execution, delivery and non-revocation of the Release, Executive shall also be entitled for 24 months following the date of Termination to continue to participate at the same level of coverage and Executive contribution in any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. Executive agrees to notify the Company promptly upon obtaining such other employment. At the option of Executive, COBRA coverage will be available, as provided by law and/or Company policy, at the termination of extended benefits as provided above.

(c) If Executive shall die following his Termination, the payments and benefits provided under this Section 10 shall continue to be paid and/or provided to his estate.

(d) In the event of Executive’s Termination, all stock options granted to Executive under the 2002 Equity Plan on or before the Effective Date that are outstanding on the date of Termination shall automatically become vested and exercisable and shall remain exercisable for two years following the date of Termination or until their expiration pursuant to the terms of the applicable stock option award agreement, whichever is earlier. Upon Executive’s Termination, all Performance Awards granted to Executive under the 2002 Equity Plan on or before the Effective Date shall be treated as provided in the Performance Share Unit Award Agreement as if Executive’s employment is Terminated by the Company involuntarily (other than for cause) immediately following a Change in Control, except that if Executive’s Termination occurs after the Committee determines that the Performance Goals have been attained but before the Payment Date (determined as though there is no Change in Control) the Performance Awards shall be treated and paid as if Executive continued to be employed by the Company through the Payment Date (determined as though there is no Change in Control). All shares of Restricted Stock granted to Executive on or before the Effective Date and any deferred compensation granted to Executive shall automatically be vested. The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award, Performance Award, Restricted Stock award and deferred compensation agreements accordingly.

SECTION 11. Change in Control. (a) In the event that a Termination (as defined below) occurs at any time within two years after a Change of Control, as defined herein, subject to Executive’s execution, delivery and non-revocation of the Release, the Company will pay Executive all of the benefits and compensation provided in Section 10, except that the Covenant Pay and the Severance Pay shall be paid in a lump-sum payment on the eighth day after Executive’s delivery of the executed Release to the Company, provided that Executive shall not have revoked the Release.

(b) For purposes of this Agreement, “Change of Control” shall mean an event or series of events, not including any events occurring prior to or in connection with an initial public offering of Shares (including the occurrence of such initial public offering), by which:

(i)	during any period of 12 consecutive calendar months, individuals whose appointment or election for election to the Board was not endorsed by a majority of the Board before the date of the appointment or election shall cease to constitute a majority of the Board;

(ii)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Reorganization”) or sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of the Company in such Reorganization or Sale), unless immediately following such Reorganization or Sale 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by the Company’s outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;

(iii)

any “person” (as such term is defined in Section 13(d) of the Exchange Act (or any successor section thereto)), corporation or other entity (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares or (D) any entity or individual affiliated with (x) Ripplewood Holdings L.L.C. or (y) Freeman Spogli & Co. Incorporated, or their affiliates), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto)), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities.

(c) In the event of a Change of Control, all stock options theretofore granted to Executive under the 2002 Equity Plan (i) shall, to the extent then outstanding and unexercisable or unvested immediately prior to the Change of Control, automatically be deemed exercisable and/or vested, as the case may be, and (ii) to the extent such stock options remain outstanding at or following such Change of Control (including by means of assumption or substitution), such stock options shall remain exercisable for no less than a two-year period commencing on the date of the Change of Control subject to earlier expiration of the stock options pursuant to the terms of the 2002 Equity Plan or the applicable stock option award agreement; provided, however, that any such stock options shall not expire prior to the end of such two-year period solely as a result of the termination of Executive’s employment. The accelerated vesting and exercisability and extended two-year exercise period provisions described in the preceding sentence shall apply with respect to stock options held by Executive granted under any successor stock option plan of the Company, if any, to the extent a change of control or similar occurrence occurs under such successor stock option plan (or, if such successor plan does not contain a “change of control” or similar provision, to the extent a Change of Control occurs after the grant of the applicable stock option). The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award agreements accordingly. Upon a Change of Control, all Performance Unit awards granted to Executive under the 2002 Equity plan shall be treated as set forth in the Performance Unit award agreement and the termination of Executive’s employment for Good Reason or any reason during the 30 day period commencing on the first anniversary of a Change of Control shall be treated as an involuntary termination by the Company, and all shares of Restricted Stock, all Restricted Stock Units and any deferred compensation granted to Executive shall automatically be vested.

(d) If Executive shall die following a Change of Control, Executive shall be deemed to have been terminated without cause as of the date of his death and the payments and benefits provided under this Section 11 shall continue to be paid and/or provided to his estate.

SECTION 12. Definitions. (a) For purposes of Sections 10 and 11, “Termination” means (i) termination of Executive’s employment by the Company for any reason, except (A) death, (B) “Disability” (as defined below), (C) “Retirement” (as defined below) or (D) “Cause” (as defined below) or (ii) termination of Executive’s employment by Executive for “Good Reason” (as defined below) within 120 days after the occurrence of the event constituting Good Reason, provided that Executive has provided written notice to the Board of the existence of the event constituting Good Reason within 90 days after its initial existence and has given the Company at least 30 days after the receipt of such notice to cure such Good Reason.

(b) The definition of “Disability” is Executive’s physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six months or longer.

(c) The definition of “Retirement” is the termination of Executive’s employment at the end of the Initial Period or during any Renewal Period, by the Company or by Executive, other than by reason of Executive’s Disability or death or by the Company for Cause, provided that if Executive elects to terminate his employment and retire, he shall have provided the Board with at least 90 days prior written notice of his intention to retire and, to the extent he is reasonably able, shall have assisted the Board in identifying a successor and transitioning Executive’s duties to such successor. After Executive’s notice of intention to retire, the Company shall not terminate Executive’s employment except for cause.

(d) The definition of “Cause” is: (i) Executive’s gross negligence or serious misconduct (including without limitation any criminal, fraudulent or dishonest conduct) that is injurious to the Company or any of its affiliates; (ii) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; (iii) Executive’s breach of Sections 8 or 9; or (iv) Executive’s willful and continued failure to perform substantially Executive’s duties with the Company that is not corrected within thirty days after delivery of written notice to Executive by the Company, provided that Executive shall not be entitled to the opportunity to correct more than one such failure and provided, further, that the Company shall be required to provide Executive with written notice of the basis upon which it has determined that Cause exists.

(e) The definition of “Good Reason” is: (i) the involuntary reduction of Executive’s Base Salary, (ii) the involuntary relocation of the Company’s headquarter in Duluth, Georgia to a location more than 50 miles away from any location in which the Company maintains an office as of the Effective Date, (iii) the involuntary and material diminution of Executive’s duties or job title that is not corrected within thirty days after delivery of written notice to the Company by Executive or (iv) the Company’s breach of any material provision of this Agreement, provided that notwithstanding any other provision of this Agreement, (x) it shall not constitute a diminution of Executive’s duties or job title under this Agreement for the Board to designate a potential successor for the position of Chief Executive Officer and/or to name such a person as President of the Company and/or to assign some portion of Executive’s duties to such person and (y) it shall constitute a material diminution of Executive’s duties under this Agreement if as a result of a Change of Control the Executive ceases to be the Chief Executive Officer of a publicly held company.

SECTION 13. Retirement. (a) In the event of Executive’s Retirement, all stock options theretofore granted to Executive under the 2002 Equity Plan (i) shall, to the extent then outstanding and unexercisable or unvested immediately prior to Executive’s Retirement Date, automatically be deemed exercisable and/or vested, as the case may be, and (ii) to the extent such stock options remain outstanding at or following such Retirement (including by means of assumption or substitution after a Change of Control), such stock options shall remain exercisable for no less than a two-year period commencing on the date of the Retirement subject to earlier expiration of the stock options pursuant to the terms of the 2002 Equity Plan or the applicable stock option award agreement. The accelerated vesting and exercisability and extended two-year exercise period provisions described in the preceding sentence shall apply with respect to stock options held by Executive granted under any successor stock option plan of the Company. Upon Executive’s Retirement, all Performance Unit awards granted to Executive under the 2002 Equity plan shall be treated as set forth in the applicable Performance Unit award agreement as if Executive’s employment had been involuntarily terminated without cause on the date of Executive’s Retirement following a Change of Control, except that if the Retirement occurs prior to the first anniversary of the Performance Commencement Date with respect to any Performance Unit award, the performance results shall be determined as though the Change of Control had occurred after the first anniversary of the Performance Commencement Date and the points achieved during any completed months during the relevant performance period shall be annualized and multiplied by three for purposes of determining the level of achievement on the cumulative three-year point scale with respect to the Performance Unit award, and all shares of Restricted Stock, all Restricted Stock Units and any deferred compensation granted to Executive shall automatically be vested. The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award, Performance Unit award, Restricted Stock award, Restricted Stock Unit award and deferred compensation agreements accordingly.

(b) In addition, in the event of Executive’s Retirement the Company shall pay Executive additional compensation (the “Retirement Pay”) as follows: (i) the Company shall continue to pay Executive compensation for the next twelve months on regular payroll dates at twice the rate of Base Salary in effect as of the date of Retirement, such compensation totaling over the twelve month period two (2) times Executive’s Base Salary in effect as of the date of Termination, (ii) following the first anniversary of the date of Retirement the Company shall pay Executive an amount equal to 200% of the Executive’s Base Salary in effect as of the date of Retirement, such amount to be paid in equal payments on regular payroll dates over the next twelve months and (iii) beginning on the date of the Executive’s Retirement the Company shall pay Executive an amount equal to the Executive’s Base Salary in effect as of the date of Retirement multiplied by the percentage of the calendar year of the retirement that has lapsed through the date of Retirement, such amount to be paid in equal payments over the twenty four month period beginning on the date of Retirement. Notwithstanding any other provision of this Agreement, in no event shall the payments provided for in this Section 13(b) exceed an amount equal to 250% of the sum of the Executive’s Base Salary and Target Bonus in effect as of the date of Retirement.

(c) In addition, in the event of Executive’s Retirement, Executive shall be eligible to participate at the same level of coverage and Executive contribution to any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to Retirement. Eligibility for such participation shall terminate once Executive has obtained other employment or until December 31 of the second calendar year following the year in which the Retirement occurs, whichever occurs first. Executive agrees to promptly notify the Company upon obtaining such other employment.

(d) If Executive shall die following his Retirement, the payments and benefits provided under this Section 13 shall continue to be paid and/or provided to his estate.

SECTION 14. Payment of Accrued Obligations. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay Executive (or his estate, in the event of his death) Executive’s Base Salary earned through the date of termination, any annual bonus earned by Executive with respect to any prior calendar year which has not been paid as of the date of termination and any vacation pay earned by Executive which has not been paid as of the date of termination and shall pay any accrued benefits under any Company benefit plan pursuant to the terms of such plan.

SECTION 15. Parachute Payment Limitation. (a) Notwithstanding anything in this Agreement to the contrary, if any severance pay or benefits payable under this agreement (without the application of this Section 15), either alone or together with other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) pursuant to any agreement, plan or arrangement with the Company or any of its affiliates (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder (the “Code”)), then the following shall occur:

(i) Company’s independent auditors (the “Auditor”) shall compute the net present value to Executive of all the Total Payments after reduction for the excise taxes imposed by Code Section 4999 and for any normal income taxes that would be imposed on Executive if such Total Payments constituted Executive’s sole taxable income; and

(ii) The Auditor shall next compute the maximum Total Payments that can be provided without any such Total Payments being characterized as “Excess Parachute Payments” (as defined in Code Section 280G) and reduce the result by the amount of any normal income taxes that would be imposed on Executive if such reduced Total Payments constituted Executive’s sole taxable income.

(b) If the result derived in clause (i) above is greater than the result derived in clause (ii) above, then the Company shall pay Executive the full amount of the Total Payments without reduction. If the result derived from clause (i) above is not greater than the result derived in clause (ii) above, then the Company shall pay Executive the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments. The determination of how such Total Payments will be reduced shall be made by Executive in good faith after consultation with the Company.

SECTION 16. Termination; Survival. This Agreement shall terminate upon the death of Executive and may be terminated (a) by the Company (i) upon the Disability of Executive, (ii) for Cause or (iii) for any other reason upon 60 days notice to Executive or (b) by Executive upon the Disability of Executive or for any reason upon 60 days written notice to the Company. Notwithstanding the foregoing, if Executive’s employment terminates in a manner giving rise to a payment or benefit under Section 10, 11, 13, or 14, such Sections shall survive the termination of this Agreement.

SECTION 17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 18. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 30 days, by binding arbitration, to be held in or near the city in which the Company maintains its corporate headquarters at the time of the dispute, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the mediation, arbitration or litigation.

SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION 20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

SECTION 21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

SECTION 22. Internal Revenue Code Section 409A. (a) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A of the Code, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(b) Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Termination or Retirement, as applicable, to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period promptly after its conclusion.

(c) To the extent permitted under Treasury Reg.§1.401A-2(b), the Company and Executive designate all payments that may be due Executive under Section 10 (Severance) or 13 (Retirement) to be treated as separate payments and not as installment payments.

(d) Neither the Company nor Executive shall either accelerate or delay any payment due under this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A except to the extent permitted under Section 409A or regulations or Treasury guidance promulgated thereunder.

SECTION 23. Miscellaneous. (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and permitted assigns, and the Company and its successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the others, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company whether by merger, consolidation, sale of assets or otherwise and reference herein to the Company shall be deemed to include any such successor or successors.

(b) Executive represents and warrants that (i) he is not subject to any agreement, understanding or limitation that could hinder or impair Executive’s ability to perform his duties hereunder and (ii) Executive’s entry into, and performance of his obligations under, this Agreement will not interfere or otherwise violate any other agreement to which Executive is a party or is bound.

(c) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

(d) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive’s employment by the Company and supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive’s employment by the Company, including, without limitation, the 2006 Agreement. Notwithstanding the foregoing, this Agreement does not supersede (except to the extent expressly provided herein) any of the terms or conditions of any stock option grants, the Performance Share Unit Award Agreement between Executive and Company or any other similar agreements governing incentive compensation or stock grants that were entered into prior to the date hereof. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(e) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company	Asbury Automotive Group Inc. attn. General Counsel

2905 Premiere Parkway, Suite 300 Duluth, GA 30097

If to Executive	Charles Oglesby

With a copy to:	Rebecca Northey Menaker & Herrmann 10 East 40th Street New York, New York 10016

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASBURY AUTOMOTIVE GROUP, INC.,

By:	/s/ Philip R. Johnson
Name:	Philip R. Johnson
Title:	Vice President, Human Resources

/s/ Charles Oglesby
Charles Oglesby

Exhibit “A”

GENERAL RELEASE

This General Release (this “Agreement”) is entered into between the undersigned Employee, Charles Oglesby (“you” or “your”) and Asbury Automotive Group (the “Company”), 2905 Premiere Parkway, Suite 300, Duluth, GA 30097. In consideration of the mutual promises contained in this Agreement, you and the Company agree to the following:

1.	Your employment with the Company terminated effective on (“Date of Termination”).

2.	Subject to the conditions described below, the Company will pay you the severance benefits (the “Severance Benefits”) provided for in Section of that certain Amended Employment Agreement between you and the Company dated (the “Employment Agreement”).

3.

You hereby agree to release, discharge, indemnify and hold harmless forever the Company and its officers, directors, employees, stockholders, agents, parent companies, subsidiaries, limited liability companies and partnerships, affiliates, successors and assigns from any and all actions, causes of action, contracts, claims, demands and liabilities whatsoever, whether in law or equity, whether known or unknown, which you ever had, now have or hereafter may have, or which your heirs, executors or administrators may have, relating in any way to your employment relationship with the Company, the terms and conditions of your employment relationship, and the termination of that employment. This General Release includes a release of any rights or claims pursuant to any federal, state or local laws, executive orders, ordinances, or regulations, including, without limitation, the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Fair Labor Standards Act, which governs wages and other terms and conditions of employment; the Americans with Disabilities Act, which prohibits discrimination against persons with disabilities; claims for wrongful discharge, infliction of emotional distress, interference with contract or economic relations, breach of any express or implied contract or covenant of good faith and fair dealing, or any tort, common law or contract claim. This General Release shall not apply to your entitlements under this Agreement, to any right you may have to any benefits already vested under any Company benefits plan in which you participated or to any rights you may to indemnification or liability insurance under any of the Company’s plans or policies.

4.	You hereby recognize and reaffirm the promises and obligations contained in Sections 8 and 9 of the Employment Agreement with respect to your covenants relating to your non-competition, non-solicitation and non-disclosure of confidential information, as well as your obligations under the Asbury Automotive Group Code of Business Conduct and Ethics for Directors, Officers and Employees.

5.	You agree to keep confidential and not disclose to anyone (other than your private attorney, and financial advisor and your immediate family) the terms, amount and fact of this Agreement. You and the Company agree that each will not talk about the other or otherwise communicate to anyone in a disparaging or defamatory manner regarding the other, including but not limited to your employment with the Company, the termination of that employment, or the Company’s business strategies, operations, prospects, practices or conduct. Any request for employment references should be directed to Philip Johnson, VP of Human Resources, Asbury Automotive Group, 2905 Premiere Parkway, Suite 300, Duluth, GA 30097. The provisions of this paragraph shall survive termination of this Agreement.

6.	You acknowledge that you have been given a period of twenty-one (21) days to review and consider this Agreement before signing it. You understand that you may use as much of this twenty-one (21) day period as you wish prior to signing.

7.	You acknowledge and understand that you have had the right and opportunity to discuss all aspects of this Agreement with your private attorney and that you have been strongly encouraged to do so before signing this Agreement. You represent that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement. This Agreement constitutes an offer that will expire if you do not execute the Agreement during the 21-day period.

8.	You may revoke this Agreement within seven (7) days of your signing it. Revocation can be made by delivering a written notice of revocation to Philip Johnson, Asbury Automotive Group, 2905 Premiere Parkway, Suite 300, Duluth, GA 30097. For this revocation to be effective, written notice must be received by Philip Johnson no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement, it will not be effective or enforceable and you will not receive the Severance Benefits.

9.	You hereby waive any right or claim you may have to employment, re-employment or reinstatement with the Company or any other party named in the General Release.

10.	It is expressly understood that there is no other agreement or understanding between you and the Company pertaining to the termination of your employment with the Company or the Company’s obligations to you with respect to such termination, except as set forth in this Agreement.

11.	Any controversy or claim arising out of or relating to your employment with the Company, the termination of your employment, this Agreement, or its breach, shall be finally settled by binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) mutually agreed to by the parties, in or near the city where the Company maintains its corporate headquarters at the time of the dispute. You and the Company agree that any judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.	If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

PLEASE READ CAREFULLY. CAREFULLY CONSIDER ALL PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Asbury Automotive Group	Employee:

By:
Dated:	Dated:

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